Exhibit (b)(x)

NEGATIVE PLEDGE AGREEMENT

THIS NEGATIVE PLEDGE AND SECURITY AGREEMENT is made as of this 22 day of January, 2004 by and among RBC CENTURA BANK, a banking corporation organized under the laws of the State of North Carolina having its principal office at Rocky Mount NC (“RBC CENTURA”); and Sparkle Acquisition, Inc., having its principal office at 2525 S Seventeenth St, Wilmington, NC 28402 (“Sparkle Acquisition, “); and 111 PRINCESS STREET ASSOCIATES LIMITED PARTNERSHIP, a North Carolina limited partnership having its principal office at 111 Princess Street, Wilmington, NC 28402 (“111 PRINCESS STREET”)

WITNESSTH THAT:

A) RBC CENTURA has made a loan to Sparkle Acquisition, which has a principal balance of $2,400,000.00 as evidenced by certain Promissory Note dated December 19, 2003 (the “Note”) And that is secured by the guaranty’s of: Herbert Zimmer, Jeffrey Zimmer, Alan Zimmer, Arlene Z. Schreiber and 111 Princess Street.

NOW, THEREFORE, for and in consideration of the guaranty’s and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RBC CENTURA, Sparkle Acquisition and 111 PRINCESS STREET agree as follows:

RBC CENTURA, Sparkle Acquisition and 111 PRINCESS STREET agree that 111 PRINCESS STREET will not pledge or encumber 46,455 shares of Bank of America stock as noted on the 12/31/03 balance sheet of 111 PRINCESS STREET. This Negative Pledge Agreement will be released upon the Bank’s receipt of satisfactory documentation that Sparkle, LLC is the sole shareholder of Reeds Jewelers, Inc. and the Bank has a valid First Lien position on the new shares of Reeds Jewelers, Inc. and the interest of the Partners in Sparkle, LLC. If the Bank has not received satisfactory documentation that Sparkle, LLC is the sole shareholder of Reeds Jewelers, Inc. and the Bank has a valid First Lien position on the new shares of Reeds Jewelers, Inc. and the interest of the Partners in Sparkle, LLC by the 31st day of May, 2004, the 46,455 shares of Bank of America stock will become collateral for the loan instantaneously.

IN WITNESS WHEREOF, the parties hereto, each by authority duly given, have executed this agreement as of the date first written above.

AS TO THE BORROWER:

SPARKLE ACQUISITION, INC.
ATTEST:

/s/ Herbert J. Zimmer	BY	/s/ Jeffrey L. Zimmer
Herbert J. Zimmer, Sec.		Jeffrey L. Zimmer, President

111 PRINCESS STREET ASSOCIATES LIMITED PARTNERSHIP

ATTEST:	By:	Princess Street Associates, Inc., Its General Partner

/s/ Herbert J. Zimmer	BY:	/s/ Jeffrey L. Zimmer
Herbert J. Zimmer, Sec.		Jeffrey L. Zimmer, President

AS TO RBC CENTURA:

RBC CENTURA BANK

BY:	/s/ Stuart E. Smith
Stuart E. Smith, Bank Officer